Exhibit 5.1

WILSON	WILSON SONSINI GOODRICH & ROSATI
PROFESSIONAL CORPORATION
SONSINI	650 PAGE MILL ROAD
PALO ALTO, CA 94304-1050
O: 650.493.9300
F: 650.493.6811

September 3, 2021

Palo Alto Networks, Inc.
3000 Tannery Way
Santa Clara, California 95054

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Palo Alto Networks, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,351,292 shares of the Company’s common stock, par value $0.0001 per share, consisting of (i) 4,378,330 shares of common stock reserved for issuance pursuant to the Company’s 2012 Equity Incentive Plan and (ii) 972,962 shares of common stock reserved for issuance pursuant to the Company’s 2012 Employee Stock Purchase Plan (which plans are referred to herein as the “Plans” and which shares of common stock are collectively referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation